Exhibit 11.   Statement re computation of per share earnings

The reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for the years ended December 31 are as follows: (in thousands, except per share data)

                                                       2005                          2004                        2003
                                      ------------------------------------ -------------------------- ---------------------------
                                                     Weighted      Per              Weighted   Per              Weighted   Per
                                                     Average      Share             Average   Share             Average   Share
                                         Income       Shares     Amount    Income    Shares   Amount   Income    Shares  Amount
                                      ------------- ----------- ---------- -------- -------- -------- --------- -------- --------
Basic Earnings per Common Share
Net income available to common
   shareholders                            $19,705      19,418      $1.01  $18,214    19,124    $0.95  $16,366    17,724   $0.92
                                                                =========                    ========                    =======

Effect of Dilutive Shares
Weighted average shares if converted                       417                           352                         263
                                                    ----------                      --------                    --------

Diluted Earnings per Common Share
Net income available to common
   shareholders                            $19,705      19,835      $0.99  $18,214    19,476    $0.94  $16,366    17,987   $0.91
                                      ============  ==========  =========  =======  ========  =======  =======  ========  ======

All per share data and average shares were restated to reflect a 3-for-2 stock split declared on January 18, 2005 and paid on February 18, 2005.

At December 31, 2004 257,100 stock options were excluded from the calculation of earnings per common share as they were antidilutive. There were no shares that were antidilutive at December 31, 2005 and 2003.